Exhibit 10.4

MORTGAGE BROKERAGE AFFILIATION AGREEMENT

THIS AGREEMENT is made effective on the ____ day of ____,

BETWEEN:

2487269 ONTARIO LIMITED (o/a Capital Lending Centre(s)), an Ontario corporation with its registered office at 200-111 Gordon Baker Road, North York, Ontario, M2H 3R1

(the “Company”)

- and -

[*]

(the “Affiliate Broker”)

1.	BACKGROUND

1.1.	The Affiliate Broker is a licensed mortgage broker and carries on a mortgage brokerage business from the Affiliate Broker office(s) listed on all Schedules, “A” to “C”, inclusive, form a necessary part of this Agreement. Schedule “A” pertains to the premises. Schedule “B” pertains to systems and technology licenced as part of this Agreement. Schedule “C” pertains to an intellectual property licence for use of a trade-mark. Schedule “D” pertains to additional resources and infrastructure licenced as part of this Agreement.

1.2.	The Company and the Affiliate Broker have agreed to enter into an affiliation relationship with the intention of jointly marketing mortgage brokerage and other financial services as affiliated entities on the terms and subject to the conditions of this Agreement.

2.	AFFILIATE BROKER APPOINTMENT

2.1.	Upon the terms and conditions of this Agreement, the Company hereby appoints the Affiliate Broker as, and the Affiliate Broker hereby accepts appointment as, an Affiliate of Capital Lending Centre and a member of the Capital Lending Centre Affiliate Broker Network.

2.2.	This Agreement will commence on the date set out on herein and will continue for a term of 0 years, subject to renewal in accordance with s. 13, and subject to termination in accordance with s. 14.

3.	MATCHING OF SKILLS AND CO-BROKERAGE

3.1.	Upon the terms and conditions of this Agreement, the Company and the Affiliate Broker may act as co- brokers in connection with any Mortgage Transaction generated by the Affiliate Broker by jointly marketing mortgage brokerage and other financial services to customers and by jointly arranging real estate financing and insurance coverage etc. on behalf of such customers.

4.	AFFILIATE BROKER’S SHARE OF COMMISSIONS

4.1.	Affiliate Broker will pay the Company 6% as royalty on all funded transactions as deducted from gross commissions as well as a $150.00 monthly fee per agent under the auspices of the Broker and a $350.00 - $500.00 underwriting fee, if applicable, per transactional file.

4.2.	For purposes of this Agreement, “Mortgage Transaction” means any transaction whereby a lender grants a loan to a borrower who in turn provides a mortgage over real property, where the Affiliate Broker has acted as the mortgage broker for the borrower. Payments will be made to the Affiliate Broker semi- monthly.

5.	PERMITTED DEDUCTIONS

5.1.	The Company may deduct from the amounts payable to the Affiliate Broker under section 4.01, the Affiliate Broker’s share of any amounts paid by the Company for the benefit of the Affiliate Broker. Without limiting the generality of the nature of third-party or ordinary business expenses for which a deduction may be made, the following are specifically itemized: any credit reporting agency fee, advertising expenses, governmental registration, filing, membership or other fees, errors and omissions insurance premiums, rent, appraisal fees, utilities, property insurance, yellow page advertising and telephone charges.

6.	MORTGAGE COMMISSION ADJUSTMENTS

6.1.	If at any time all or any part of the commissions previously paid by the Company to the Affiliate Broker are required to be repaid by the Company to a lender in connection with a Mortgage Transaction, the amount of such repayment will, at the option of the Company, either be deducted by the Company from any subsequent commissions payable pursuant to this Agreement, or be paid to the Company by the Affiliate Broker within 5 business days of receipt of demand for repayment from the Company.

7.	NON-EXCLUSIVITY AND RELATIONSHIP OF PARTIES

7.1.	It is understood and agreed that:

(a)	the Affiliate Broker will not be afforded any exclusive rights in any geographical territory and, therefore, the Company may, at its sole discretion:

(i) establish or operate its own mortgage brokerage business for its own and sole account notwithstanding that such business may be located in close proximity to the Premises and that such business solicits the same persons who might otherwise obtain financial services from persons who might otherwise obtain financial services from the Affiliate Broker; and/or

(ii) appoint other mortgage brokers as affiliated mortgage brokers and members of the Company’s affiliate broker network for the sole account of such other affiliate broker notwithstanding that such other affiliated mortgage broker may be located in close proximity to the Premises and that such business solicits the same persons who might otherwise obtain financial services from persons who might otherwise obtain financial services from the Affiliate Broker;

(b)	subject always to the provisions of Section 12, the Affiliate Broker will not be permitted to carry on the business of a mortgage broker for its own account except as a mortgage broker affiliated to the Company pursuant to the terms and conditions of this Agreement;

(c)	otherwise develop, lease, license or otherwise use its business know-how and property including all Intellectual Property for its own benefit and including in relation to any business venture including, without limitation, mortgage and insurance brokerage and other financial services. The Company will have the absolute right to commence, continue, expand, diminish or cease to carry on any business or undertakings whatsoever and to engage in undertakings separate and apart from those relating to affiliation and co-brokership relationship provided for in this Agreement without any accountability to the Affiliate even if such business or undertaking competes with the business from time to time of the Affiliate Broker. The provisions of this Agreement will not in any way impose upon the Company a fiduciary or any other duty by reason of its carrying on its separate business and undertakings and the Affiliate Broker will not, by reason of this Agreement, have any interest in any other property owned by the Company or in any other undertaking of the Company;

(d)	the Affiliate Broker will operate its mortgage brokerage business as an independent business. Neither the Affiliate Broker nor any guarantor, principal, employee, contractor or agent of the Affiliate Broker be deemed to be an employee, franchisee, co-venturer or partner of, the Company or a supplier or recipient of goods or services from the Company and nothing in this Agreement will be construed so as to make him, her or it an employee, franchisee, co-venturer or partner of, the Company or a supplier or recipient of goods or services from the Company. Without limiting the generality of the foregoing, the Affiliate Broker will not have authority to act for or to assume any obligation or responsibility on behalf of the Company except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided for herein.

All written or electronic media used by the Affiliate Broker including, without limitation, all stationery and letterhead, business cards, envelopes, Internet and website postings will clearly indicate that the Affiliate Broker is independently owned and operated and will not in any manner suggest or indicate that the Affiliate Broker or any person, firm or corporation associated with it is an employee, franchisee, co-venturer or partner of, the Company.

8.	COVENANTS

8.1.	Affiliate Broker: Without limiting the generality of section 7, the Affiliate Broker will at all times during the currency of this Agreement:

(a)	comply with, and ensure that all of its principals, employees, contractors and agents comply with, all applicable laws including all regulatory requirements under the auspices of the Financial Services Commission of Ontario, rules, regulations, orders and codes of any authority having jurisdiction over the affairs of the Company, the Affiliate Broker and all of the Affiliate Broker’s principals, employees, contractors and agents including, without limitation, those prescribed by the Mortgage Brokers Act or any similar legislation in effect in the province in which the Affiliate Broker carries on business;

(b)	carry on its mortgage brokerage business as an affiliate of the Company honestly, in good faith and in the best interests of the Company, and the Company’s mortgage brokerage business and the affiliate broker network, exercising the degree of care, diligence and skill that a reasonably prudent mortgage broker would exercise in comparable circumstances;

(c)	be duly qualified and licensed, and ensure that all of its principals, employees, contractors and agents are duly qualified and licenced under the Broker’s licence as the principal broker, under the laws of the applicable province, including as prescribed by the Superintendent of Financial Institutions or any similar officer or official, as a mortgage broker or sub-mortgage broker and will , at all times, maintain, and ensure that all of its principals, employees, contractors and agents will , at all times, maintain, their licensing in good standing with the Superintendent or such other office;

(d)	promptly notify the Company of any potential, threatened or actual complaint, inquiry, hearing, suit or investigation in respect of the Affiliate Broker or its mortgage brokerage business including, without limitation, in respect of its principals, employees, contractors and agents;

(e)	take out and keep in full force and effect throughout the term of this Agreement and any renewal thereof, such insurance coverage as may be required, pursuant to the lease(s) or sublease(s) for the Affiliate Broker’s business premises and as the Company may from time to time require including, without limitation, fire and extended coverage insurance, business interruption insurance, errors and omissions insurance with a minimum liability coverage of $2,000,000 for each occurrence and commercial general liability and indemnity insurance, and/or in such amounts as the Company may from time to time require, fully protecting as named insured the Company, Company’s specified affiliates or related companies, and the Affiliate Broker against loss or damage occurring in connection with the operation of the Affiliate Broker’s mortgage brokerage business. All costs in connection with the placing and maintaining of such insurance will be borne solely by the Affiliate Broker. *

*See Schedule E

(i) all policies of insurance will be in such form and amounts as is acceptable to the Company and contain a clause that the insurer will not cancel or change or refuse to renew the insurance without first giving to the Company 30 days prior written notice;

(ii) all policies of insurance will name the Company and the Company’s specific affiliates or related companies as an additional named insured;

(iii) copies of all policies or certificates of insurance and any renewals thereof, will be delivered promptly to the Company by the Affiliate Broker from time throughout the term of this Agreement and renewal thereof;

(iv) maintain all errors and omissions insurance under the name of the Broker; and

(v) if the Affiliate Broker fails to take out or keep in force any insurance as provided for above, and should the Affiliate Broker not rectify such failure within 48 hours after written notice is given to the Affiliate Broker by the Company, the Company may, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Affiliate Broker and all outlays by the Company will be immediately paid by the Affiliate Broker to the Company on the first day of the next month following such payment by the Company, together with an administrative fee of 15% of all costs incurred by the Company, without prejudice to any other rights and remedies of the Company under this Agreement.

(f)	the Affiliate Broker will promptly pay when due all taxes levied, imposed or assessed by any federal, provincial or local tax authority, including without limitation, any and all business transfer, multi-stage, goods and services, sales, use, environmental, consumption and value-added taxes; and

(g)	if and to the extent that the Affiliate Broker receives any monies on account of mortgage commissions, the Affiliate Broker will hold such monies as trustee and fiduciary of the Company and will pay such monies without any deductions or set-off to the Company forthwith after the Affiliate Broker’s receipt of the same, provided, always, that the Affiliate Broker will have the sole discretion regarding the setting of the amount of any commission to be paid to the Company by the borrower, the covenantor, the guarantor or any other party to a Mortgage Transaction (other than a lender or an insurer) generated by the Affiliate Broker.

8.2.	The Company will at all times during the currency of this Agreement:

(a)	Permit use and access by the Broker to infrastructure and resources, namely:

(i) Use of underwriters as required; under the current SLA which includes but not limited to: Deal Consultation: assisting and determine what mortgage solutions and products could best serve the specific situation presented by the agent.

Lender Submission: Preparing file for submission and approval to mortgage lender

Approval Package: Preparing and sending approval package inclusive of; Regulatory documents, conditions review and update, electronic package for signatures

Condition Fulfilment: Documents collection, review and submission to lender to satisfy all required conditions

Regular Updates: Communicating with agent and client as required and to the standards of our SLA

Workflow management: Moving file through pre-designed workflow which triggers automation and communication to all stakeholders in the transaction

Compliance/Payroll: Competing FSRA compliance file and submitting to head office for payroll processing.

(ii) Use of data analytics teams, as required; portfolio analysis and opportunity discovery when available

(iii) Use of information technology including, Purview, Filogix/DOS, ALFRED, Salesforce, G-Suite, Extensions as stated at Schedule “B”;

(iv) Use of CRM and follow-up marketing tools; centrally managed marketing to various segments of mortgage agent database. Data segmentation into 4 categories. Minimum of 3 specific communications to each segmentation per quarter

(v) Use of lender relationships; Network submission agent included

(vi) Use of resources such as Equifax through CLC Network;

(vii) Use of payroll tools; central management of Payroll by CLC Network

(viii) Use of training resources, including but not limited too: Onboarding, CLC Success Path, 2 hours of weekly market and sales training, coaching, access to digital database (KNOWLEDGE), monthly department and tools training, all recorded sessions. Minimum 30 hours per month in live training.

(ix) Use of any future tools or technologies at the Company’s sole discretion.

(x) Corporate fundraising and Networking events: minimum of 4 events per year

9.	INTELLECTUAL PROPERTY AND TRADEMARKS

9.1.	For the purposes of this Agreement, “Intellectual Property” means any and all intellectual property of the Company used in connection with the Company’s Mortgage Brokerage Business and its Meridian affiliate broker network including, without limitation, the Company’s business know-how (including the structure of the affiliation relationship between the Company and members of its affiliate broker network), and the Trade Marks. The Affiliate Broker covenants, promises and agrees as follows in respect of its use of the Intellectual Property and other intangible rights and property of the Company:

(a)	in consideration of the mutual covenants contained herein, the Affiliate Broker may use on a non- exclusive basis, and the Company hereby grants a non-exclusive licence to use, the Intellectual Property (including such trademarks, trade names, other commercial symbols and logos, including the name “Meridian”, which may be designated by the Company from time to time, all of which are referred to in this agreement as the “Trademarks”). Without limiting the foregoing, the Affiliate Broker covenants and agrees as follows:

(i) that the Affiliate Broker will not use the Intellectual Property or any variations thereof as any part of its corporate, firm or business name or for any other purposes, save and except in accordance with the terms and conditions of this Agreement or as may otherwise be specifically authorized by the Company in writing as a licence as detailed herein at Schedule “C”;

(ii) the Affiliate Broker will immediately notify the Company of any infringement of or challenge to the Affiliate Broker’s use of any of the Intellectual Property and the Company will have the sole discretion to take such action as it deems appropriate. If it becomes advisable at any time in the sole discretion of the Company for the Affiliate Broker to modify or discontinue the use of any of the Intellectual Property or use one or more additional or substitute trade names or trademarks, the Affiliate Broker agrees to do so at its sole cost and expense;

(iii) The Affiliate Broker shall employ use of its trade-marks and other intellectual property in conjunction with the Comp[any’s trade-marks as long as the font employed and all script are of the same size; and

(iv) The Affiliate Broker may use one company website for use under this Agreement and eacg authorized individual agent operating under the auspices of the Affiliate Broker may have an individualized website, linked to the Affiliate Broker’s website.

(b)	all right, title or interest in or to any of the Intellectual Property will remain the sole property of the Company. Neither this Agreement nor the operation of the Affiliate Broker’s Mortgage Brokerage Business will in any way give or be deemed to give to the Affiliate Broker any interest in the Intellectual Property except for the right to use the Intellectual Property in the operation of the Affiliate Broker’s mortgage brokerage business and in accordance with the terms and conditions of this Agreement. The Affiliate Broker will not use the Intellectual Property in any manner calculated to represent that it is the owner of the Intellectual Property. Neither during the currency of this Agreement nor at any time after its termination, will the Affiliate Broker, either directly or indirectly, dispute or contest the ownership, validity or enforceability of the Intellectual Property, attempt any registration thereof, or attempt to dilute the value of any goodwill attaching to the Intellectual Property and any goodwill associated with the Intellectual Property will enure exclusively to the benefit of the Company;

(c)	the Affiliate Broker will use the Intellectual Property in such a manner so as to maintain and promote the goodwill associated with the Intellectual Property, and so as to protect and preserve the Company’s rights in and to the Intellectual Property and will not use the Intellectual Property except in connection with the conduct of its Mortgage Brokerage Business in accordance with the terms and conditions of this Agreement; and

(d)	upon or after termination of this Agreement all of the Affiliate Broker’s rights to use the Intellectual Property will immediately cease. Without limiting the generality of the foregoing, the Affiliate Broker will remove and return to the Company all signs, decals or other display material marked with one or more of the Trademarks, deliver up or destroy under oath all printed materials, such as letterhead, business cards, forms, advertisements or promotional materials which use or display one or more of the Trademarks and cancel any telephone listings or other public advertising which refer to or use one or more of the Trademarks in relation to the Affiliate Broker.

10.	AFFILIATE BROKER GENERAL INDEMNITY

10.1.	The Affiliate Broker will indemnify and save harmless the Company from and against any and all loss, damages, expenses, costs and deficiencies:

(a)	resulting from any breach or non-fulfilment of any covenant on the part of the Affiliate Broker hereunder;

(b)	in connection with any loss of life, personal injury, damage to property or any other loss or injury occasioned in whole or in part by any act or omission of the Affiliate Broker or anyone under its control; and

(c)	resulting from the Affiliate Broker failing to pay any taxes, levies, assessments or payments required to be made by them including, without limitation, with respect to all income and other taxes and all payroll deductions and remittances and any and all third party suppliers;

any and all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs and expenses which arise or are made or claimed against or are suffered or incurred by the Company in respect of any of the foregoing.

11.	REPORTS AND REMITTANCES

11.1.	The Company will have the right, during normal business hours, to inspect or audit, or cause to be inspected or audited the financial books, records, book keeping and accounting records, documents or other materials in respect of the Affiliate Broker’s mortgage brokerage business and/or to examine and make copies of all accounting and business records and procedures upon thirty (30) notice.

12.	CONFIDENTIALITY AND NON-SOLICITATION

12.1.	Non-Disclosure of Confidential Information. Neither the Affiliate Broker, (where the Affiliate Broker is an individual, corporation or partnership) nor any of its officers, directors, shareholders, employees or independent contractors, partners or affiliate brokers, as the case may be, will, during or after the term of this Agreement, communicate, divulge, or use for the benefit of any other person, persons, partnership, association or corporation any confidential information, knowledge, or know how concerning the methods of operation of the System which may be communicated to the Affiliate Broker, or of which the Affiliate Broker may have knowledge, by virtue of the Affiliate Broker’s operation under the terms of this Agreement. The Affiliate Broker will divulge confidential information to its employees or independent contractors on a “need to know” basis only. The Affiliate Broker agrees that it will obtain from his spouse, and any employees designated by the Company, as a condition of and prior to acceptance of employment by the Affiliate Broker, the Company’s standard form of non-disclosure, non-solicitation and non-competition agreement. The entire contents of the Manual, and any and all other information, knowledge and know how, including, without limitation, customer information, names of lenders and suppliers, pricing and marketing information, customer lists and other records, strategic planning, instructional information, and trade secrets, specifications, office design, documents, and data relating to the techniques for, methods of, or practice in the operation of a mortgage brokerage business, which the Company designates as confidential, will be considered confidential for purposes of this Agreement (the “Confidential Property”).

12.2.	Return of Materials. Upon the request of the Company, and in any event upon the termination or expiration of this Agreement for any reason, the Affiliate Broker will immediately return to the Company any and all materials in his possession or under his control relating in any manner to the System, the mortgage brokerage business, or the Company, including all Confidential Property.

12.3.	Non-Solicitation. The Affiliate Broker agrees that during the term of this Agreement and for a period of 24 months following termination or expiration of this agreement for any reason, the Affiliate Broker will not for any reason, either alone or in conjunction with any individual, firm, corporation, association or other entity directly or indirectly, solicit, divert, or attempt to induce any employee, account manager, licensee, agent, representative, apprentice or trainee who at such date or in the 12 months prior thereto was employed or contracted by the Company or any licensee or franchisee of the Company to terminate such employment, contract, relationship or arrangement.

13.	RENEWAL

13.1.	This Agreement may be renewed by the Affiliate Broker for further terms of three (3) years commencing upon expiration of the Term upon all of the covenants, agreements, conditions and provisos contained in this Agreement, including this covenant for renewal provided that:

(a)	the Affiliate Broker has, throughout the Term or any then current renewal term (as applicable):

(i) complied fully and timely with all of the terms and conditions of this Agreement and any other agreement entered into between the Company and the Affiliate Broker including, without limitation, that the Affiliate Broker will not be or have been in default of any provision of any license for the operation of its mortgage brokerage including any such license as is required pursuant to such municipal, provincial or federal legislation governing or regulating mortgage brokers, and is able to renew such license(s) as necessary; and

(ii) complied fully and timely with the Company’s operating standards and criteria established for its mortgage brokerage business, including, without limitation, the written directions of the Company included in the Affiliate Broker Handbook;

(b)	the Affiliate Broker has paid the Company’s then-current renewal fee, if any;

(c)	the Affiliate Broker has given the Company written notice of its desire to exercise the renewal option herein provided not less than six months prior to the expiration of the Term or then current renewal term (as applicable);

(d)	the Affiliate Broker has provided a full and final release to the Company of any and all claims, debts or demands of any nature or kind existing as of the date of the renewal;

(e)	the Affiliate Broker will do or cause to be done all such things as the Company may reasonably require to ensure that the Affiliate Broker’s mortgage brokerage business satisfies the then current image, standards and specifications established by the Company for affiliated brokers who are members of the affiliate broker network whether or not such image, standards or specifications reflect a material change from those in effect during the initial or any prior renewal term (as applicable). Without limiting the generality of the foregoing, the Affiliate Broker will make such reasonable capital expenditures as the Company will determine in its discretion as being reasonable capital expenditures as the Company will determine in its discretion as being reasonably required in connection with the foregoing;

(f)	the Affiliate Broker signs and delivers the Company’s then-current form of affiliated broker agreement, which the Affiliate Broker acknowledges and agrees may contain terms and conditions materially different from those contained in this Agreement, including financial terms; and,

(g)	at least sixty (60) days prior to the expiration of the term of this Agreement, both parties mutually agree to continue the terms of this Agreement for another term. During any renewal period, the terms, conditions and provisions of this Agreement shall remain in effect unless modified by mutual consent.

14.	TERMINATION

14.1.	This Agreement may be terminated as follows:

(a)	forthwith by either party with 30 day written notice:

(b)	forthwith by the Company on written notice to the Affiliate Broker in the event of:

(i) the commission by the Affiliate Broker of any fraudulent act in performing any of its obligations under this Agreement;

(ii) the commission of any misrepresentation to the Company by the Affiliate Broker;

(iii) failure of the Affiliate Broker to discharge its obligations under this Agreement including, without limitation:

(A) the Affiliate Broker ceasing to be a duly qualified and licensed Mortgage Broker;

(B) loss or cancellation of the AffiliateBroker’s insurance;

(C) the Affiliate Broker failing to perform to the professional standard required by this Agreement, including any generally- acceptable community standards for mortgage brokers as interpreted and applied by the Company, or any standard established by the Affiliate Broker Handbook;

(D) the Affiliate Broker engages in such conduct as to reflect unfavourably or cause harm to the goodwill of the Intellectual Property or the business of the Company or other affiliated brokers;

(E) the Affiliate Broker breaching the restrictive covenants set out in Section 12; or

(F) the commission of any act, or the omission to act, where such act or omission is, in the reasonable opinion of the Company, adverse to the interests of the Company and the mortgage brokerage business; or

(b)	forthwith upon the mutual agreement of the parties to this Agreement;

(c)	forthwith upon the occurrence of any one of the following events:

(i) if the Affiliate Broker becomes or acknowledges that it is insolvent or makes a voluntary assignment or proposal under the Bankruptcy and Insolvency Act (Canada);

(ii) if a bankruptcy petition is filed or presented against the Affiliate Broker;

(iii) if the Company files any petition, answer or other process seeking, or if any process is commenced by any person for, any reorganization, arrangement or similar relief under the Companies’ Creditors Arrangement Act (Canada) or other laws relating to the protection of insolvent companies or a liquidator, trustee in bankruptcy, custodian, receiver or manager or other person with similar powers is appointed in respect of the Affiliate Broker or any of its property; or

(iv) the Affiliate Broker ceases to carry on business in the ordinary course.

15.	EFFECT OF TERMINATION

15.1.	Upon the termination of this Agreement, the obligations of the parties will cease and desist. The Affiliate Broker will immediately discontinue the operation of its mortgage brokerage business as an affiliate of the Company and a member of the affiliate broker network and immediately discontinue the use of the proprietary rights licensed under this Agreement, including the Intellectual Property and Confidential Information, and any similar names, marks, or information. The Affiliate Broker will cease displaying and using all signs, stationary, letterheads, packaging, forms, marks, manuals, bulletins, instruction sheets, printed matter, advertising and other physical objects used from time to time in connection with the Intellectual Property and the affiliate broker network and will not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that it is affiliated with the Company or the Affiliate Broker Network It is agreed that notwithstanding the termination of this Agreement:

(a)	the Affiliate Broker will forthwith deliver to the Company, in a reasonable state of repair, all property, personal or real, owned or leased by the Company used by, or in the possession of, the Affiliate Broker including, without limitation, all Intellectual Property;

(b)	the Affiliate Broker will promptly execute such documents or take such actions as may be necessary to abandon the Affiliate Broker’s use of any corporate name or fictitious business name containing any of the Intellectual Property;

(c)	the provisions of section 12 will continue to bind the Affiliate Broker;

(d)	the Company will pay the net amount of all sums due under this Agreement within 120 days of the date of termination; and

(e)	such termination will be without prejudice to the enforcement of any other legal right or remedy which the Company may have in respect of the Affiliate Broker.

16.	PRIMARY OBLIGATION

16.1.	If the Affiliate Broker is a corporation, then the Affiliate Broker’s shareholders, officers and directors will at all times be individually bound by this Agreement. The obligations of all such individual under this Agreement are and will be absolute and unconditional.

17.	JOINT AND SEVERAL LIABILITY

17.1.	The representations, warranties, covenants and agreements of the Affiliate Broker in this Agreement will be the joint and several representations, warranties, covenants and agreements of the Affiliate Broker and any individual primary obligors, and the liability of each of them under this Agreement will in all cases be deemed to be joint and several.

18.	REPRESENTATION AND WARRANTIES OF THE AFFILIATE BROKER

18.1.	The Affiliate Broker hereby represents and warrants to the Company with the intent that the Company will rely thereon in entering into this Agreement, that:

(a)	the Affiliate Broker is a corporation duly incorporated, validly subsisting and in good standing under the laws of all province in which the Premises arelocated;

(b)	the Affiliate Broker has full power, authority, right and capacity to enter into this Agreement and to carry out the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(c)	this Agreement has been duly and validly executed and delivered by the Affiliate Broker and constitutes a legal, valid and binding obligation of the Affiliate Broker, enforceable against it in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(d)	the Affiliate Broker holds all licences and permits as may be requisite for carrying on business in the manner in which it has heretofore been carried on and the Affiliate Broker is in good standing under all applicable laws; and

(e)	the Affiliate Broker is a duly qualified and licensed mortgage broker and all of its principals, directors, officers, employees, contractors and agents are duly licensed and qualified under all laws, which apply to them.

The representations and warranties contained above will be true and correct at all times during the currency of this Agreement notwithstanding any independent enquiry or investigation by the Company.

19.	NOTICES

19.1.	Every notice to be given pursuant to this Agreement by one party to another will be in writing and will be delivered by hand to the address specified in this Agreement, or to such other address of which notice has been given in accordance with this Agreement.

20.	TIME OF ESSENCE

20.1.	Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

21.	BINDING EFFECT

21.1.	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

22.	ENTIRE AGREEMENT

22.1.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

23.	FURTHER ASSURANCES

23.1.	Each of the parties covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

24.	ASSIGNMENT

24.1.	The Company may assign or transfer its rights under this Agreement without the written consent of the Affiliate Broker. The Affiliate Broker may not assign or transfer its rights under this Agreement without the prior written consent of the Company. In the event of a sale, transfer or assignment by the Company of its interest in the Intellectual Property or any parts thereof, or in the event of any sale, transfer or assignment by the Company of this Agreement or any interest therein, to the extent that the purchaser or assignee will assume the covenants and obligations of the Company under this Agreement, the Company will thereupon and without further agreement, be freed and relieved of all liability with respect to such covenants and obligations

25.	AMENDMENTS

25.1.	No amendment to this Agreement will be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

26.	SCHEDULES

26.1.	The schedules attached hereto are hereby incorporated into this Agreement and form a part hereof. All terms defined in this Agreement will have the same meaning in such schedules, and vice versa.

27.	EFFECT OF WAIVER

27.1.	The failure of the Company to exercise any rights or remedies to which it is entitled, will not be deemed to be a waiver of or otherwise affect, impair or prevent the Company from exercising any rights or remedies to which it may be entitled, arising either from the happening of any such event, or as a result of the subsequent happening of the same or any other event or events. No waiver of the happening of any event will be deemed to be waived by the Company unless such waiver is in writing.

28.	LEGAL ADVICE

28.1.	Each of the parties acknowledges and confirms that prior to its, his or her execution and delivery of this Agreement, it, he or she has been advised to seek independent legal advice regarding this Agreement and has either sought and obtained such advice or waived such advice and, accordingly, it, he or she has executed this Agreement voluntarily with full knowledge of its nature and effect.

29.	COUNTERPARTS AND ELECTRONIC DELIVERY

29.1.	This Agreement may be executed in several counterparts each of which when executed by any party hereto will be deemed to be an original and such counterparts will together constitute one and the same instrument and may be executed and delivered by the parties and transmitted by facsimile or other electronic means and if so executed and transmitted will be for all purposes as effective as if the parties had delivered executed originals thereof.

30.	GOVERNING LAW

30.1.	This Agreement and all matters arising hereunder will be governed by, construed and enforced exclusively in accordance with the laws of, and subject to the jurisdiction only of the courts of, Ontario.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date aforementioned above.

CAPITAL LENDING CENTRE		[*]

Per:	Per:
Apr 14, 2021

Signatures of shareholders, officers and directors of the Affiliate Broker who sign this agreement as primary obligors together with the Affiliate Broker:

Witness:	Name:

Witness:	Name:

Witness:	Name: